Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-80577 and 333-00514) of RadiSys Corporation of our report dated January 23, 1998 appearing on page 16 of this Annual Report on Form 10-K. We also hereby consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 32 of this 10-K.

Price Waterhouse LLP

Portland, Oregon
March 30, 1998